EXHIBIT 10.3

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into on this 11th day of August, 2026 (“Effective Date”), by and between and Zimmer Asia (HK) Limited (the “Company”) and Yi Sang-Uk, an individual with passport number ******, a resident of Hong Kong (the “Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Background

A.
Reference is made to the Letter of Appointment dated June 15, 2020, between the Parties (the “LOA”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the LOA.

B.
Executive plans to retire and terminate his employment relationship with the Company. Due to Executive’s unique background and experience, the Company wishes to retain the Executive as an independent contractor after the end of his employment relationship with the Company under a Consulting Agreement. As a result, the Company and Executive wish to memorialize the mutually negotiated terms of the termination and retainment through this Agreement. For the avoidance of doubt, the Parties have reached the terms memorialized in this Agreement which will replace any benefits due to Executive under the Restated Zimmer Biomet Holdings, Inc. Executive Severance Plan (the “Severance Plan”).

In consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties therefore agree as follows:

1.
Last Day of Employment; Garden Leave. Subject to Executive’s acceptance and compliance with this Agreement: (a) Executive will begin his Garden Leave Period on August 28, 2026 (the “Transition Date”); (b) Executive’s last day of employment with the Company, and the last day of the Garden Leave Period, will be February 28, 2027 (the “Termination Date”); and (c) between the date of this Agreement and the Transition Date, the Executive will continue in his position of Group President, APAC.

2.
Consideration. The Company offers Executive the opportunity to provide consulting services as requested by the Company following the Termination Date, including paying Executive a monthly consulting fee, pursuant to a Consulting Agreement in a form substantially similar to that attached hereto as Exhibit A (the “Consulting Agreement”), with such offer in consideration for and subject to Executive timely signing and not revoking this Agreement and a supplemental release in a form substantially similar to that attached hereto as Exhibit B (“Supplemental Release”).

3.
Consulting Fee. Company offers the Executive the opportunity to perform the Consulting Agreement and thereby earn a consulting fee of up to HKD 19,099,795 (the “Consulting Fee”), payable in twenty-two (22) equal monthly installments of HKD 868,172.50 each. To be eligible to earn the Consulting Fee, Executive must (a) remain employed until the Termination Date set forth in Section 1 above, and (b) during the Garden Leave Period, satisfactorily perform the transition assistance duties as requested by the Company in its discretion. The Consulting Fee will be earned, if at all, as set forth in the Consulting Agreement.

4.
No Consideration Absent Execution of this Agreement and No Additional Benefits Owed. Executive understands and agrees that: (a) Executive will not receive the Consulting Fee unless the Executive executes and does not revoke this Agreement, the Supplemental Release and the

Consulting Agreement, and Executive fulfills the promises contained herein and therein.

5.
Acknowledgments and Affirmations.

a)
By signing this Agreement, Executive affirms that: Executive has provided complete and truthful information in response to all inquiries (the “Inquiries”) made by the Company and any investigating authorities in connection with any governmental investigation of the Company or litigation involving the Company; Executive has disclosed to Human Resources any and all concerns Executive may have arising from or related to Executive’s employment regarding potential material violations of applicable law and/or the Company's Code of Business Conduct and Ethics (the "Code of Conduct"); Executive has not filed, caused to be filed, or presently is a party to any claim against the Company; Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; and all of the Company’s decisions regarding Executive’s pay and benefits through the date that Executive signs this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Nothing in this release or this paragraph is intended to impair Executive’s rights under whistleblower laws or cause Executive to disclose Executive’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity. Executive agrees, by signing the Agreement, that if it is later determined that Executive knowingly provided materially misleading or untruthful information in response to any such Inquiries or failed to disclose during Executive’s employment any potential material violations of applicable law or the Code of Conduct of which Executive was aware, Executive will be immediately obligated to repay to the Company the amount due to Executive under Section 3 herein.

b)
Executive acknowledges and agrees that the Consulting Fee above includes payment for all severance or salary continuation obligations due from the Company, its parents and affiliates, if any, to Executive and that Executive is owed no additional payment under any plan, agreement or policy of the Company outside of the payments provided in this Agreement, including but not limited to, any pay, bonus, commission and incentive policy or program, and the Severance Plan. For the avoidance of doubt, Executive acknowledges and agrees that the terms of this Agreement shall supersede and replace (i) any prior agreement or understanding between the Parties and (ii) any policies or plans of the Company to which Executive is subject.

6.
Governing Law and Interpretation. Executive agrees that this Agreement shall be governed and conformed in accordance with the laws of Hong Kong. In the event of a breach of any provision of this Agreement, either Executive or the Company may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release of claims language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

7.
Non-admission of Wrongdoing. Executive agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

8.
Return of Property. Executive affirms that upon the termination of Executive’s employment for any reason, Executive will return all of the Company’s property, documents and/or any confidential information in Executive’s possession or control, including information in digital format, such as texts, emails and other Company information contained on personal or Company-issued laptops, iPads or like devices. Executive also affirms that as of the Termination Date, Executive will ensure that Executive is in possession of all of Executive’s property that Executive had at the Company premises and that the Company is not in possession of any of Executive’s property.

9.
Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by Executive and the Company that specifically references this Agreement.

10.
Entire Agreement. This Agreement sets forth the entire agreement between the Executive and the Company, and fully supersedes any prior agreements or understandings between the Parties, except any restrictive covenant, non-disclosure and/or intellectual property agreement that Executive executed during Executive’s employment with the Company, which shall survive in accordance with their respective terms. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

11.
Binding Effect. This Agreement will be binding upon Executive, Executive’s heirs, executors, and administrators, and upon the Company, and its successors and assigns, and will inure to the benefit of the Company, and its successors and assigns. This Agreement may not be assigned by Executive. This Agreement may be enforced by the Company’s successors and assigns.

12.
Breach of Agreement. Executive agrees that in the event he materially breaches this Agreement, the Company will have the right to terminate his employment and discontinue any or all remaining amounts payable pursuant to Section 3 above and the Consulting Agreement. Such termination of employment or discontinuance of compensation will be in addition to and will not limit any and all other rights and remedies that the Company may have against Executive. Executive acknowledges and agrees that notwithstanding the discontinuance of such compensation and benefits, the Supplemental Release will remain in full force and effect.

13.
Counterparts; Electronic Signatures. This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by each Party of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

[Signature page follows.]

YI SANG-UK Zimmer Asia (HK) Limited

/s/ Yi Sang-Uk /s/ Kristine Neo

By: Kristine Neo, VP, Human Resources, Asia Pacific

26-Aug-2026 13-Aug-2026 DATE DATE

Exhibit A

Consulting Agreement

THIS CONSULTING AGREEMENT (“Consulting Agreement”), is entered into as of ______________, 2027 (“Effective Date”) by and between Zimmer Asia (HK) Limited (“Company”), and Yi Sang-Uk, an individual with passport number ______________, a resident of Hong Kong (“Consultant”) (hereinafter collectively referred to as the “Parties” and each a “Party”).

BACKGROUND

A.
The Company wishes to obtain the services of Consultant for certain purposes, and Consultant wishes to provide such services, all subject to the terms and condition of this Consulting Agreement.

B.
For the purposes of this Agreement, the terms “Associated Company” and “Zimmer Biomet” mean any direct or indirect holding company of the Company, any subsidiary of such holding company, any subsidiary of Zimmer Biomet Holdings, Inc. or Zimmer, Inc. and any company in which the Company, Zimmer Biomet Holdings, Inc. or Zimmer, Inc. holds or controls, directly or indirectly, not less than 20% of the issued share capital, including but not limited to Zimmer, Inc., Zimmer Biomet Holdings, Inc., Zimmer Pte. Ltd., Zimmer Biomet G.K., Zimmer (Shanghai) Medical International Trading Co., Ltd., Zimmer Australia Holding Pty Limited, Zimmer Biomet New Zealand Company, Zimmer Biomet Korea Ltd., Zimmer Biomet Taiwan Co., Ltd., Zimmer India Private Ltd., and/or any or each of affiliates, parents, or direct or indirect subsidiaries of any of the foregoing, as well as any successor-in-interest to any of the foregoing and/or to any of their direct or indirect subsidiaries, affiliates, or parents. Company and Associated Company shall include the successors in title and assigns of the Company and any Associated Company. The term “company”, “holding company” and “subsidiary” in this Agreement shall have the same meaning as in the Companies Ordinance.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

1.
Services to be Provided. During the term of this Consulting Agreement, Consultant shall be available to perform services reasonably requested by the Company which include: (i) assisting Company with regional leadership and planning activities; (ii) coaching, assisting or otherwise aiding the Company with sales and distribution activities; and (iii) any other similar duties as reasonably requested by the Company from time to time (“Services”). The Consultant’s point of contact within the Company is, and shall work primarily with, the President, Asia Pacific, or his designee.

2.
Term. Beginning March 1, 2027, the term of this Consulting Agreement shall end on December 31, 2028 (the “Term”).

3.
Termination. During the term of the Consulting Agreement, either party can immediately terminate the Consulting Agreement for Cause. For purposes of this Consulting Agreement with respect to Company, “Cause” shall be defined as: (a) Consultant’s willful and continued failure to substantially perform his services to the Company, (b) Consultant’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company, (c) Consultant’s conviction of, or pleads guilty to, any offence involving fraud, dishonesty, bribery or corruption (including any offence under the Prevention of Bribery Ordinance (Cap. 201)), insider dealing or other market misconduct under the Securities and Futures Ordinance (Cap. 571), or any indictable offence punishable by imprisonment, whether in Hong Kong or elsewhere, which in the Company’s reasonable opinion brings, or is likely to bring, the Company into serious disrepute or materially impairs the Consultant’s ability to perform the Services, or (d) a material breach of this Consulting Agreement by Consultant that remains uncured after five (5) business days’ notice. For purposes of this Consulting Agreement with respect to Consultant, “Cause” shall be defined as a material breach of this Consulting Agreement that remains uncured after five (5) business days’ notice. In the event the Consulting Agreement is terminated for Cause by Company, Consultant shall nonetheless be bound by the restrictive covenants set forth in Paragraph 11 below.

Notwithstanding the above, either Party may terminate the Consulting Agreement on thirty (30) days’ notice without cause. If the Company terminates the Consulting Agreement hereunder without cause, Company shall pay to Consultant the full amount of compensation to be paid pursuant to Paragraph 4(a) below, reduced by an amount equal to the total consulting fees paid to Consultant prior to the occurrence of such event, and Company shall have no further liability to Consultant or his personal representative under this Consulting Agreement.

This Consulting Agreement shall terminate immediately upon the death or disability of Consultant during the Term and, in such event, Company shall pay to Consultant or Consultant’s personal representative the full amount of compensation to be paid pursuant to Paragraph 4(a) below, reduced by an amount equal to the total consulting fees paid to Consultant prior to the occurrence of such event, and Company shall have no further liability to Consultant or his personal representative under this Consulting Agreement.

In the event of any termination during the Term of this Consulting Agreement by the Company for Cause or by the Consultant without Cause, the Company shall be responsible only for any portion of the compensation owed to Consultant under Paragraph 4 for any Services rendered prior to the Effective Date of such termination. Within five (5) days after any termination of the Term of this Consulting Agreement, Consultant shall deliver to the Company all work product resulting from the performance of the Services.

4.
Compensation; No Benefits.

a.
As consideration for this Consulting Agreement (including the restrictive covenants referenced herein), Company shall pay Consultant a fee of eight hundred sixty-eight thousand one hundred seventy-two Hong Kong dollars and fifty cents (HKD 868,172.50) each month during the Term of the Consulting Agreement subject to the provisions herein. For any month where the Agreement is effective for less than the full month, the payment shall be prorated by the number of days the Agreement was effective during the month. The payments to Consultant shall be paid to the Consultant no later than the last day of the month after the month in which Services have been provided.

b.
The Services provided by the Consultant shall be performed at such times and such places as reasonably requested by the Company; provided, that the Company shall be responsible to pay the cost of any reasonable travel and lodging expenses incurred for the Executive to provide services in person.

c.
Consultant is not an employee of Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of his/her entering into this

Consulting Agreement.

5.
Independent Contractor. For purposes of this Consulting Agreement and all Services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.

6.
Acknowledgements. Consultant acknowledges that Zimmer Biomet is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopedic medical and/or trauma devices, products, processes and services, among other products and services, and that Consultant will consult and advise on an APAC executive and/or high-level managerial capacity for Company and Zimmer Biomet and in that capacity Consultant has and/or will have access to and will gain knowledge of substantial trade secrets and confidential information of Zimmer Biomet.

7.
Non-Disclosure and Ownership of Confidential Information. Consultant acknowledges that Confidential Information is a valuable, special, and unique asset of Zimmer Biomet, and solely the property of Zimmer Biomet, and agrees to the following:

a.
Confidential Information Defined. The term “Confidential Information” includes, but is not limited to, any and all of Zimmer Biomet’s trade secrets, confidential and proprietary information and all other information and data of Zimmer Biomet that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, confidential business methods and processes, research and development information, business plans and strategies, marketing plans and strategies, information pertaining to current and prospective customers, information pertaining to distributors, pricing information, costing information, non-public financial information, personnel information, and information about current and prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by Consultant in rendering services for Zimmer Biomet.

b.
Non-Disclosure of Confidential Information. During Consultant’s engagement with Company and thereafter, Consultant will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than (i) disclosure to authorized employees and agents of Zimmer Biomet who are bound to maintain the confidentiality of the Confidential Information; and/or (ii) for authorized purposes during the course of Consultant’s engagement in furtherance of Zimmer Biomet’s business. Consultant’s non-disclosure obligations shall continue as long as the Confidential Information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of Consultant.

c.
Protection of Confidential Information. Consultant will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Consultant will use Consultant’s best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Consultant will implement and abide by all procedures adopted by Zimmer Biomet to prevent unauthorized disclosure, transfer, or use of Confidential Information.

8.
Return of Confidential Information and Company Property. Immediately upon termination of Consultant’s engagement with Company, Consultant shall return to Company all of Zimmer Biomet’s property relating to Zimmer Biomet’s business, including without limitation all of Zimmer Biomet’s property which is in the possession, custody, or control of Consultant such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files.

9.
Obligations to Other Entities or Persons. Consultant warrants that Consultant is not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit Consultant from disclosing or using any of Consultant’s ideas, inventions, discoveries or other information or otherwise fulfilling Consultant’s obligations to Zimmer Biomet. While engaged by Company, Consultant shall not disclose or use any confidential information belonging to another entity or other person.

10.
Conflict of Interest and Duty of Loyalty. During Consultant’s engagement with Company, Consultant shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that (i) is competitive with Zimmer Biomet’s business; (ii) deprives or potentially could deprive Zimmer Biomet of any business opportunity; (iii) conflicts or potentially could conflict with any of Zimmer Biomet’s business interests; or (iv) is otherwise detrimental to Zimmer Biomet, including but not limited to preparations to engage in any of the foregoing activities.

11.
Restrictive Covenants for Duration of Consulting Agreement. Consultant agrees to, and covenants to comply with, each of the following separate and divisible restrictions which are for the benefit of the Company and Zimmer Biomet:

a.
Definitions.

(1)
“Competing Product” is defined as any product, process or service that is competitive with any product, process or service that Company or any Associated Company is researching, developing, manufacturing, distributing, selling and/or providing on the Termination Date.

(2)
“Competing Entity” is defined as any entity that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products, including but not limited to DePuy Synthes Orthopaedics, Inc. (a subsidiary of Johnson & Johnson); Kyocera Medical Technologies, Inc.; Japan Medical Dynamic Marketing, Inc.; Medtronic, Inc.; NuVasive, Inc.; Smith & Nephew plc; Stryker Corporation; and the subsidiaries and affiliates of each of the foregoing. A Competing Entity is diversified if it operates multiple, independently operating business divisions, units, lines or segments some of which do not research, develop, manufacture, market, distribute and/or sell any Competing Products.

(3)
“Prohibited Capacity” is defined as (a) any capacity held by Consultant at any time during the twelve (12) months immediately preceding the Termination Date or (b) any capacity in which Consultant may be required, or in which it may be advantageous to a person other than the Company for the Consultant to use or refer to the Consultant’s knowledge of Confidential Information and/or Inventions. Consultant will only be acting in a “Prohibited Capacity” in respect of research, development, manufacturing, marketing, distributing and sale of a Competing Product that is competitive with any product, process or service with which the Consultant was either personally concerned or supervised individuals who were personally concerned or for which the Consultant was responsible whilst engaged by the Company at any time during the twelve (12) months immediately preceding the Termination Date.

(4)
“Restricted Geographic Area” is defined as:

(a)
Hong Kong; and

(b)
Australia, China, India, Japan, Korea, Malaysia, New Zealand, Singapore, Taiwan, Thailand and any other country where Company or any Associated Company has, at the relevant time, established a representative office or entity in respect of which the Consultant (i) provided strategic or commercial advice to the Company or any Associated Company, (ii) had material involvement in projects or accounts relating to the relevant business, or (iii) accessed or used Confidential Information materially directed to that jurisdiction during any part of the twelve (12) months immediately preceding the Termination Date.

Consultant acknowledges that this geographic scope is reasonable given Consultant’s engagement with Company and/or an Associated Company, the international scope of Company’s or any Associated Company’s business; and the fact that Consultant could compete with Company or any Associated Company from anywhere Company or any Associated Company does business.

(5)
“Restricted Period” is defined as the date Consultant executes this Agreement throughout the time Consultant is engaged by Company, and a period of twenty-two (22) months from the Termination Date.

(6)
“Customer” is defined as any person or entity with respect to whom, as of the Termination Date or at any time during the twenty-two (22) months prior to such Termination Date, Company or any Associated Company sold or provided any products, processes or services.

(7)
“Active Prospect” is defined as any person or entity that Company or any Associated Company individually and specifically marketed to and/or held discussions with regarding the distribution and/or sale of any of Company’s or any Associated Company’s products, processes or services at any time during the last six (6) months prior to the Termination Date.

(8)
“Zimmer Biomet Employee” means any person who was employed in a senior or managerial or executive capacity or as a director by the Company or any Associated Company for at least three (3) months prior to and on the Termination Date, and (a) with whom the Consultant has had material contact or dealings in performing Consultant’s consulting duties or his former duties of employment or (b) who had material contact with customers or suppliers of the Company or any Associated Company in performing his/her duties of employment with the Company or any Associated Company or (c) who had access to Confidential Information during his/her employment with the Company or Associated Company.

(9)
“Termination Date” means the date on which the Consulting Agreement terminates.

b.
Restrictive Covenants. Consultant agrees that during the Restricted Period, Consultant is bound by each of the following independent and divisible restrictions which are for the benefit of the Company and any Associated Company:

(1)
Covenant Not to Compete. (A) Consultant will not, directly or indirectly, within the Restricted Geographic Area, be employed by, work for, consult with, or provide services to, any Competing Entity in a Prohibited Capacity. (B) Consultant may be employed by, work for, consult with, or provide services to, a Competing Entity provided that: (i) the Competing Entity’s business is diversified; (ii) the part of the Competing Entity’s business with which Consultant will be affiliated would not, evaluated on a stand-alone basis, be a Competing Entity; (iii) Consultant’s affiliation with the Competing Entity does not involve any Competing Products; and (iv) Consultant provides Company a written description of Consultant’s anticipated activities on behalf of the Competing Entity which includes, without limitation, an assurance satisfactory to Company that Consultant’s affiliation with the Competing Entity does not constitute a Prohibited Capacity.

(2)
Covenant Not to Solicit Customers or Active Prospects. Consultant will not (i) provide, sell, or market; (ii) assist in the provision, selling or marketing of; or (iii) attempt to provide, sell or market any Competing Products to any of Company’s or any Associated Company’s Customers or Active Prospects located in the Restricted Geographic Area in respect of which Consultant had access to confidential information or with whose custom or business Consultant was personally concerned in the twelve (12) months prior to the Termination Date.

(3)
Covenant Not to Interfere With Business Relationships. During the Restricted Period, the Consultant must also not interfere with the relationship which the Company or any Associated Company maintains with a Customer or Active Prospect. Consultant will not, within the Restricted Geographic Area, urge, induce or seek to induce any of Company’s or any Associated Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person or entity with whom Company or any Associated Company has a business relationship at the time of Consultant’s separation from his employment with Company to terminate its or their relationship with, or representation of, Company or any Associated Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, Company or any Associated Company, provided that such business relationship is in respect of which Consultant had access to confidential information or with whose custom or business Consultant was personally concerned.

(4)
Covenant Not to Solicit Zimmer Biomet Employees. Consultant will not, within the Restricted Geographic Area, employ, solicit for employment, or advise any other person or entity to employ or solicit for employment, any Zimmer Biomet Employee, or otherwise directly or indirectly induce or entice any Zimmer Biomet Employee to leave his/her employment with Company or any Associated Company to work for, consult with, provide services to any Competing Entity.

(5)
Covenant Not to Disparage Company or Any Associated Company. Consultant will not make or publish any disparaging or derogatory statements about Company or any Associated Company; about Company’s or any Associated Company’s products, processes, or services; or about Company’s or any Associated Company’s past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s or any Associated Company’s business or other practices; provided, however, nothing herein shall prohibit Consultant from providing any information as may be compelled by law or legal process.

c.
Reasonableness of Terms. Consultant acknowledges and agrees that the restrictive covenants contained in this Agreement restrict Consultant from engaging in activities for a competitive purpose and are reasonably necessary to protect Company’s and Associated Companies’ legitimate interests in Confidential Information, Inventions, and goodwill. Additionally, Consultant acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area. Consultant further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose any hardship on Consultant and that Consultant will reasonably be able to earn an equivalent livelihood without violating any provision of this Agreement.

d.
Severability, Modification of Restrictions: The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion, paragraph or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Consultant acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, temporal duration, scope of prohibited activity, and/or scope of geographic area, Company and Consultant acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed to have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The Parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.

e.
Remedies. Consultant acknowledges that a breach or threatened breach by Consultant of this Agreement will give rise to irreparable injury to Company, Zimmer Biomet and/or any Associated Company and that money damages will not be adequate relief for such injury. Accordingly, Consultant agrees that each of Company, Zimmer Biomet and/or any Associated Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available. In addition to all other relief to which it shall be entitled, Company shall be entitled to cease all payments to which Consultant would otherwise be entitled under Paragraph 4 hereto; continue to enforce this Agreement; recover from Consultant all payments made under Paragraph 4 to the extent attributable to a time during which Consultant was in violation of the covenants for which payment was made; and recover from Consultant all litigation costs and attorneys’ fees incurred by Company, Zimmer Biomet and/or any Associated Company in any action or proceeding relating to this Agreement in which Company prevails in any respect, including, but not limited to, any action or proceeding in which Company, Zimmer Biomet and/or any Associated Company seeks enforcement of this Agreement or seeks relief from Consultant’s violation of this Agreement.

f.
Survival of Obligations. Consultant acknowledges and agrees that Consultant’s obligations under this Agreement, including, without limitation, Consultant’s non-disclosure and non-competition obligations, shall survive until the termination of

Consultant’s engagement with Company, whether such termination is with or without cause and whether it is voluntary or involuntary. Consultant acknowledges and agrees that: (a) Consultant’s non-disclosure, non-disparagement, non-solicitation and non-competition covenants set forth in paragraphs 7 and 11 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company, Zimmer Biomet or any Associated Company shall be held sufficient to excuse or terminate Consultant’s obligations or to preclude Company, Zimmer Biomet and/or any Associated Company from obtaining injunctive relief or other remedies for Consultant’s violation or threatened violation of such covenants, and (b) the existence of any claim or cause of action by Consultant against Company, Zimmer Biomet or any Associated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s or Zimmer Biomet’s enforcement of Consultant’s obligations under paragraphs 7 and 11 of this Agreement.

12.
No Conflicting Agreements; Non-Exclusive Engagement.

a.
Consultant represents that Consultant is not a party to any existing agreement which would prevent Consultant from entering into and performing this Consulting Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant's obligations under this Consulting Agreement.

b.
The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Consulting Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

13.
Return of Company Property. Promptly upon the expiration or sooner termination of the Term of this Consulting Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information of the Company and all software, documentation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant as part of or in connection with the Services or otherwise belonging to the Company. Consultant shall not remove any of the Company’s property from the Company premises without written authorization from the Company.

14.
Compliance. Consultant shall comply with any and all applicable laws, regulations and Company policies and procedures applicable to the Services in any jurisdiction in which Consultant performs any of the Services, including without limitation any restrictions on the activities of medical professionals not licensed in such jurisdictions. Consultant further acknowledges that Consultant is aware of and shall comply with the provisions of any laws of any jurisdiction relating to commercial bribery. By way of example and not limitation, except as permitted by law, Consultant shall not offer, pay, or promise to pay, any money or thing of value, directly or indirectly, to any person who is a government official for the purpose of obtaining or retaining any business. For these purposes “government official” shall include any employee of any governmental entity, political party, or public international organization, any political party official, or any candidate for public office in any jurisdiction. Consultant agrees to fully comply with any and all applicable laws, rules, policies and procedures including, but not limited to, the Company’s Compliance Policies.

15.
Entire Agreement and Amendment. This Consulting Agreement is the sole agreement between Consultant and the Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Consulting Agreement shall be binding unless in writing and signed by both Consultant and the Company. No waiver of any rights under this Consulting Agreement will be effective unless in writing signed by the party to be charged. All of the terms and provisions of this Consulting Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant. To the extent applicable, any agreement between the Consultant and the Company relating to post-termination obligations respecting confidentiality, the return of Company property, non-competition, non-solicitation of customers or employees or other similar matters shall continue in effect in accordance with its terms and shall not be deemed modified in any manner as a result of this Consulting Agreement.

16.
Assignment.

a.
No Right of Assignment. This is a Consulting Agreement for Consultant’s personal services and cannot be assigned without the written consent of Company.

b.
Company’s Right of Assignment. Notwithstanding any provision to the contrary, Company, in its sole discretion, has the authority to assign its rights and obligations under this Consulting Agreement, in whole or in part, to any party, and this Consulting Agreement shall inure to the benefit of the successors or assigns of the Company.

17.
Governing Law. This Consulting Agreement, the rights and obligations of the parties hereto and any claims of disputes relating thereto, shall be governed by and interpreted in accordance with laws of Hong Kong. In the event of a breach of any provision of this Consulting Agreement, either the Consultant or the Company may institute an action specifically to enforce any term or terms of this Consulting Agreement and/or to seek any damages for breach. Should any provision of this Consulting Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release of claims language, such provision shall immediately become null and void, leaving the remainder of this Consulting Agreement in full force and effect.

18.
Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by email as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to Legal.Americas@zimmerbiomet.com

If to Consultant, to the email address last shown on the Company’s records.

Or to such other names or addresses as the Company or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this paragraph.

19.
Counterparts. This Consulting Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and the Company. This Consulting Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

20.
Taxes. Consultant specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder for Services is Consultant’s sole and complete responsibility and that Consultant will pay all taxes, if any, assessed on such payments under the applicable laws of Hong Kong or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company as the result of Consultant’s failure to pay any taxes relating to payments made to him for Services.

21.
No Waiver. The failure of Company to insist in any one or more instances upon performance of any provision of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

22.
Counterparts; Electronic Signatures. This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by each Party of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

23.
Entire Agreement. This Agreement, including Recitals, constitutes the entire agreement of the Parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein. Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.

24.
Third Party Rights. Subject to this Clause, any Associated Company which is not a party to this Agreement may enforce the terms and accordingly shall have the benefit of those provisions in this Agreement which are, or are stated to be, for their benefit in accordance with the provisions of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) (“Third Parties Ordinance”). Notwithstanding the Third Parties Ordinance, the Consultant will have no right to enforce this Agreement against any party other than a party to this Agreement.

[Signature page follows.]

Consultant’s signature below indicates that Consultant has read the entire Agreement, understands what Consultant is signing, and is signing the Agreement voluntarily. Consultant agrees that Company advised Consultant to consult with an attorney prior to signing the Agreement.

YI SANG-UK Zimmer Asia (HK) Limited

By:

DATE DATE

ZIMMER, INC. Zimmer BIOMET HOLDINGS, INC.

By: By:

DATE DATE

EXHIBIT B
SUPPLEMENTAL RELEASE

Zimmer Asia (HK) Limited (the “Company”) and Yi Sang-Uk (“Executive”) agree as follows:

1.
Consideration. In consideration for executing and delivering this Supplemental Release to the Company within twenty-one (21) days following the Termination Date (as defined in the Transition Agreement dated August 11, 2026 (the “Agreement”)), and not revoking this Supplemental Release as provided below, the Company agrees to provide Executive with the consideration as set forth in Section 3 of the Agreement.

2.
No Consideration Absent Execution of this Supplemental Release and No Additional Benefits Owed. Executive understands and agrees that Executive will not receive the consideration set forth in Section 1 above unless Executive executes and does not revoke this Supplemental Release, and Executive fulfills the promises contained in the Agreement and herein.

3.
Execution. Executive understands that in no circumstance shall Executive sign this Supplemental Release prior to the Termination Date and that this Supplemental Release will not be valid if Executive signs prior to the Termination Date.

4.
Release of Claims.

a)
General Release. Subject to the carve‑outs below, and to the fullest extent permitted by the laws of Hong Kong, by signing this Agreement the Executive irrevocably and unconditionally releases and forever discharges the Company, and any of its affiliates, parent-companies and direct and indirect subsidiaries, predecessors, insurers, successors and assigns, and their past and present officers, directors, employees, and agents, and their employee benefit plans and programs and their administrators and fiduciaries, both individually and in their business capacities (collectively, the “Released Parties”) from all claims and liabilities of any kind (whether statutory, contractual, tortious, common law or otherwise, whether known or unknown, suspected or unsuspected) which the Executive has or may have against any of the Released Parties arising out of or in connection with the Executive’s employment with, or the termination of employment by, the Company, in each case in respect of matters occurring up to and including the date the Executive signs this Agreement. Without limitation, and again to the fullest extent permitted by law, this release includes any and all claims under the Employment Ordinance (Cap. 57) (to the extent that such claims may lawfully be compromised), the Sex Discrimination Ordinance (Cap. 480), the Disability Discrimination Ordinance (Cap. 487), the Family Status Discrimination Ordinance (Cap. 527), the Race Discrimination Ordinance (Cap. 602), the Minimum Wage Ordinance (Cap. 608), the Occupational Safety and Health Ordinance (Cap. 509), the Employees’ Compensation Ordinance (Cap. 282), the Mandatory Provident Fund Schemes Ordinance (Cap. 485), the Personal Data (Privacy) Ordinance (Cap. 486), and any other applicable Hong Kong statute or common law cause of action in relation to the Executive’s employment or its cessation. For the avoidance of doubt, nothing in this clause waives or limits any right that cannot lawfully be waived or contracted out of, including any non‑excludable rights under the Employment Ordinance (Cap. 57).

b)
Government Entities. Nothing in this Supplemental Release prohibits, prevents, or otherwise limits Executive from filing a complaint, report or disclosure with, or from contacting, communicating with, testifying, participating in or assisting any investigation, hearing or other proceeding by, any governmental, regulatory, supervisory or law‑enforcement authority in Hong Kong or elsewhere (including the Labour Department, Equal Opportunities Commission, Privacy Commissioner for Personal Data, Mandatory Provident Fund Schemes Authority, Securities and

Futures Commission, Hong Kong Monetary Authority, Competition Commission, the Independent Commission Against Corruption, the Police, the Office of The Ombudsman, and any court or legislative body). For the avoidance of doubt, nothing in this Agreement (including the release of claims and any confidentiality, non‑disparagement or similar provisions) prevents the Executive from: (1) reporting possible breaches of any applicable law or regulation (including possible securities‑law breaches) to any competent authority; (2) making disclosures protected under any applicable whistle‑blowing regime; or (3) filing a complaint or otherwise participating fully in any governmental reporting or whistle‑blowing programme administered by any such authority. The Executive is not required to notify, or obtain consent from, the Company before making any such report or disclosure or participating in any such process, and nothing in this Agreement prevents the Executive from receiving any individual monetary award or other relief to the extent available at law.
c)
Claims not Released. Nothing in this Agreement: (a) prevents the Executive from appealing or pursuing any claim for benefits under any medical, life or disability insurance or other employee benefit plan maintained by the Company, in each case in accordance with the applicable policy or plan rules; (b) affects any right to claim statutory compensation or other benefits in respect of work‑related injury, disease or death under the Employees’ Compensation Ordinance (Cap. 282); (c) affects the Executive’s vested entitlements (as at the Termination Date) under any pension, Mandatory Provident Fund scheme, share option, share award, retirement, savings or investment plan, in each case subject to the governing plan rules, or the right to file a claim for benefits under such plans; (d) prevents the Executive from bringing any claim that cannot lawfully be waived or compromised, or any claim arising after the date the Executive signs this Agreement, or from enforcing this Agreement; (e) requires the Executive to forgo applying for any government financial assistance or support scheme for which the Executive may be eligible under applicable law.

d)
Representative Proceeding Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to act as a representative claimant or to participate in any representative, group or multi‑party action or proceeding (including, where applicable, representative proceedings under the Rules of the High Court (Cap. 4A)) in respect of any such claim against the Company or any other Released Party.

5.
Acknowledgments and Affirmations.

a)
By signing this Supplemental Release, Executive affirms that: Executive has provided complete and truthful information in response to all inquiries (the “Inquiries”) made by the Company and any investigating authorities in connection with any governmental investigation of the Company or litigation involving the Company; Executive has disclosed to Human Resources any and all concerns Executive may have arising from or related to Executive’s employment regarding potential material violations of applicable law and/or the Company's Code of Business Conduct and Ethics (the "Code of Conduct"); Executive has not filed, caused to be filed, or presently is a party to any claim against the Company; Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; and all of the Company’s decisions regarding Executive’s pay and benefits through the date that Executive signs this Supplemental Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Nothing in this release or this paragraph is intended to impair Executive’s rights under whistleblower laws or cause Executive to disclose Executive’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.

6.
Limited Disclosure. For the sake of clarification, and subject to any non-waivable rights as described above, Executive acknowledges that this Supplemental Release shall not affect Executive’s legal obligation to protect the confidentiality of the Company’s information or any of Executive’s other obligations under any restrictive covenant, non-disclosure and/or intellectual property agreement that Executive executed during Executive’s employment with the Company. Executive affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with Company policies and Executive’s agreement(s) with the Company and/or common law. In addition, Executive agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Supplemental Release, except to Executive’s spouse, tax advisor, an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Supplemental Release and/or to any government agency. Nothing in this release has the purpose or effect of preventing Executive from making truthful disclosures about alleged unlawful conduct.

7.
Governing Law and Interpretation. Executive agrees that this Supplemental Release shall be governed and conformed in accordance with the laws of Hong Kong. In the event of a breach of any provision of this Supplemental Release, either Executive or the Company may institute an action specifically to enforce any term or terms of this Supplemental Release and/or to seek any damages for breach. Should any provision of this Supplemental Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the release of claims language, such provision shall immediately become null and void, leaving the remainder of this Supplemental Release in full force and effect.

8.
Non-admission of Wrongdoing. Executive agrees that neither Supplemental Release nor the furnishing of the consideration for this Supplemental Release shall be deemed or construed at any time for any purpose as an admission by the Company or the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.
Amendment. This Supplemental Release may not be modified, altered, or changed except in writing and signed by Executive and the Company that specifically references this Supplemental Release.

10.
Entire Agreement. This Supplemental Release and the Agreement sets forth the entire agreement between the Executive and the Company, and together fully supersede any prior agreements or understandings between the Company and Executive, except any restrictive covenant, non-disclosure and/or intellectual property agreement that Executive executed during Executive’s employment with the Company, which shall survive in accordance with their respective terms. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Supplemental Release, except for those set forth in this Supplemental Release.

11.
Binding Effect. This Supplemental Release will be binding upon Executive, Executive’s heirs, executors, and administrators, and upon the Company, and its successors and assigns, and will inure to the benefit of the Company, and its successors and assigns. This Supplemental Release may not be assigned by Executive. This Supplemental Release may be enforced by the Company’s successors and assigns.

12.
Breach of Supplemental Release. Executive agrees that in the event he materially breaches this Supplemental Release, the Company will have the right to discontinue any or all remaining amounts payable pursuant to Section 3 of the Agreement. Such discontinuance of compensation will be in addition to and will not limit any and all other rights and remedies that the Company may have against Executive. Executive acknowledges and agrees that notwithstanding such discontinuance of compensation and benefits, the general release contained in this Supplemental Release will remain in full force and effect.

13.
Counterparts. This Supplemental Release may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same document.

The Company has advised me of, and I acknowledge, the following:

I have up to twenty-one (21) calendar days to consider this Supplemental Release. The Company has advised me to consult with an attorney prior to my signing of this Supplemental Release.

I agree that any modifications, material or otherwise, made to this Supplemental Release do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period.

My signature below acknowledges that I have read the above, understand what I am signing, and am acting of my own free will and after due consideration, enter into this Supplemental Release intending to waive settle, and release all claims I have or might have against the Released Parties.

Executive and the Company knowingly and voluntarily execute this Supplemental Release and agree to its terms, including without limitation, the provisions set forth in this Supplemental Release, as of the date listed below.

SIGNATURES TO BE ADDED ON TERMINATION DATE